Exhibit 10.51

Summary of Executive Officer and Director Compensation Arrangements

Executive Officer Compensation

     The following table presents the 2005 base salary of, and 2004 bonus payments pursuant to Pride’s annual incentive compensation plan to, the Chief Executive Officer of Pride and three of its four other most highly compensated executive officers as of December 31, 2004. The other most highly compensated executive officer as of December 31, 2004, Marcelo Guiscardo, is no longer employed by Pride following the termination of his employment in January 2005. The components and related targets under the annual incentive compensation plan for 2005 are expected to be approved by the compensation committee at its next meeting following the filing of this annual report on Form 10-K.

	Annual Compensation
	2005	2004
Name and Principal Position	Salary	Bonus
Paul A. Bragg	$750,000	$400,000
President and Chief Executive Officer
Louis A. Raspino	390,000	355,325
Executive Vice President and Chief Financial Officer
John R. Blocker, Jr.	375,000	323,495
Executive Vice President — Operations
Gary W. Casswell	265,000	198,802
Vice President — Eastern Hemisphere Operations

Director Fees

     The annual retainer for each outside director is $9,000 per quarter, or $36,000 annually. The chairman of the board receives $18,000 per quarter, or $72,000 annually. Each outside director also receives a fee of (a) $1,500 for each board meeting attended, (b) $1,500 for each committee meeting attended that is not on the date of a board meeting and (c) $500 for each committee meeting attended that is on the date of a board meeting. In addition, the chairman of the Audit Committee receives an annual fee of $12,000, the chairman of the Compensation Committee receives an annual fee of $6,000 and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $6,000.

     The Nominating and Corporate Governance Committee has approved a revised retainer for the chairman of the board of directors. Effective at the first meeting of the board following the 2005 annual stockholders meeting, the chairman will receive a retainer of $110,000 per year for service as chairman, with no additional fees payable for meetings attended.